Exhibit 99.1

CONTACT:

Claudia Natalia
Artisan Components, Inc.	Artisan Components, Inc.
Corporate Communications	Investor Relations
(408) 548-3172	(408) 548-3122
claudia@artisan.com

Artisan Components, Inc. Reports Record Total Revenue And Record Net Income

For Its Third Quarter of Fiscal 2004

SUNNYVALE, Calif., July 22, 2004 — Artisan Components, Inc., (Nasdaq: ARTI), a leading provider of physical intellectual property (IP), today reported its results for the three-month period ended June 30, 2004. Total revenue for the third quarter of fiscal 2004 was comprised of license revenue and net royalty revenue of $14.2 million and $7.8 million, respectively, or $22.0 million, an increase of 16% from the same period in the prior year. Total revenue for the third quarter of fiscal 2003 was $18.9 million, comprised of license revenue and net royalty revenue of $15.6 million and $3.3 million, respectively.

Net income for the third quarter of fiscal 2004, on a generally accepted accounting principles (“GAAP”) basis, was $6.2 million or $0.25 per diluted share, an increase of 334% from the same period in the prior year. For the third quarter of fiscal 2003, GAAP net income was $1.4 million or $0.06 per diluted share.

Pro forma net income for the third quarter of fiscal 2004 was $4.2 million or $0.17 per diluted share, an increase of 109% compared to pro forma net income of $2.0 million or $0.09 per diluted share for the third quarter of fiscal 2003. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets, deferred stock-based compensation expense, in-process research and development from acquisitions and the related income tax effect. A detailed reconciliation of GAAP net income to pro forma net income is included with this press release.

Total revenue for the first nine months of fiscal 2004 was comprised of license revenue and net royalty revenue of $41.8 million and $21.6 million, respectively, or $63.4 million, an increase of 29% from the same period in the prior year. Total revenue for the first nine months of fiscal 2003 was $49.0 million, comprised of license revenue and net royalty revenue of $41.5 million and $7.5 million, respectively.

Net income for the first nine months of fiscal 2004, on a GAAP basis, was $14.7 million or $0.59 per diluted share, an increase of 206%, compared with net income of $4.8 million or $0.23 per diluted share for the first nine months of fiscal 2003.

Pro forma net income for the first nine months of fiscal 2004 was $11.3 million or $0.45 per diluted share, an increase of 105%, compared to pro forma net income of $5.5 million or $0.27 per diluted share for the first nine months of fiscal 2003.

“Artisan’s community, the leading pure-play foundries as well as more than 2,000 semiconductor companies that are Artisan licensees, is enjoying a robust market with strong production volume growth. Many of the companies that worked with us and prepared well during the downturn are reaping rewards with Artisan playing a key role in their success,” said Mark Templeton, president and chief executive officer of Artisan Components. “The design activity in our user base continues to grow with the majority of our end-user licenses being for our memory products. During the quarter we licensed nearly 9,000 Artisan products to design teams at more than 500 companies. These large numbers demonstrate the appeal of our products as well as the benefits of our business model.”

— more —

Artisan is hosting a conference call beginning at 2:00 p.m. PT (5:00 p.m. ET) on Thursday, July 22, 2004 to discuss the results of the third quarter of fiscal 2004 and to review Artisan’s progress and outlook. Interested parties may participate in the conference call available by telephone at 800-901-5213 and the passcode is 59647574. There will also be a live webcast available within the investor relations’ section of Artisan’s website at www.artisan.com. A telephonic replay will be available through Thursday, August 5, 2004 at 888-286-8010. The passcode for the replay is 82334767.

Use of Non-GAAP Financial Measures

This earnings release includes financial information presented on both a pro forma and GAAP basis. Pro forma net income is comprised of GAAP net income plus, to the extent incurred in any particular quarter, amortization of purchased intangible assets and deferred stock-based compensation from acquisitions and in-process research and development. Pro forma net income and net income per share are reduced by the amount of additional tax that would be required to be accrued and expensed by us if pro forma results were used instead of GAAP results to calculate our tax liability.

We provide pro forma financial information to enhance the reader’s overall understanding of our current financial performance and our prospects for the future. We believe the pro forma results provide useful information to investors by excluding certain expenses that we believe are not indicative of our core operating results. The pro forma measures are included to provide investors and management with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the growth in design activity by Artisan’s end users, the growth in semiconductor production volume and demand for Artisan’s products. These statements are subject to various risk factors including, without limitation, market acceptance of Artisan’s products and technologies and the continued demand for semiconductors incorporating Artisan’s products and the production of those semiconductors in volume. We refer you also to the documents that Artisan files from time to time with the Securities and Exchange Commission, in particular the section entitled “Factors Affecting Future Operating Results” in Artisan’s annual report on Form 10-K and its quarterly reports on Forms 10-Q.

About Artisan Components

Artisan Components, Inc. is a leading provider of physical intellectual property (IP) components for the design and manufacture of complex system-on-a-chip integrated circuits. Artisan’s products include embedded memory, standard cell, input/output, analog and mixed-signal components, which are designed to achieve the best combination of performance, density, power and yield for a given manufacturing process. Artisan has licensed its IP components to over 2,000 companies involved in integrated circuit design. Artisan is headquartered in Sunnyvale, California. More information about Artisan Components, including free library access, can be found at www.artisan.com.

###

Artisan Components and Artisan are registered trademarks of Artisan Components, Inc.

All other trademarks or registered trademarks are the property of their respective owners.

Artisan Components, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

(Unaudited)

	June 30, 2004	Sept. 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$96,325	$98,841
Marketable securities	20,882	9,921
Accounts receivable, net	21,695	18,398
Deferred tax asset, current portion	2,092	—
Prepaid expenses and other current assets	4,490	2,197

Total current assets	145,484	129,357

Long-term marketable securities	23,242	5,504
Property and equipment, net	5,832	7,418
Purchased intangible assets, net	5,261	8,394
Goodwill, net	32,557	36,016
Deferred tax asset	19,747	—
Other assets	482	414

Total assets	$232,605	$187,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,628	$1,486
Accrued liabilities	9,422	7,201
Deferred revenue, current portion	8,687	7,094

Total current liabilities	19,737	15,781

Deferred revenue	771	788
Other liabilities	856	1,146
Income tax payable	3,941	—
Deferred tax liability	2,182	3,257

Total liabilities	27,487	20,972

Stockholders’ equity:
Common stock	23	22
Additional paid-in capital	191,439	167,043
Deferred stock-based compensation	(143)	(368)
Accumulated other comprehensive income (loss)	(241)	118
Retained earnings/(Accumulated deficit)	14,040	(684)

Total stockholders’ equity	205,118	166,131

Total liabilities and stockholders’ equity	$232,605	$187,103

Artisan Components, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Gross revenue:
License	$14,162	$15,606	$41,804	$41,520
Royalty	9,214	4,500	24,687	10,214

Gross revenue	23,376	20,106	66,491	51,734

Net revenue:
License	14,162	15,606	41,804	41,520
Net royalty	7,811	3,313	21,599	7,505

Total revenue	21,973	18,919	63,403	49,025

Costs and expenses:
Cost of revenue (1)	5,653	4,941	15,070	12,428
Product development (1)	4,019	5,695	13,898	13,386
Sales and marketing (1)	3,857	4,092	11,521	10,422
General and administrative (1)	1,894	1,586	5,443	4,819
In-process research and development	—	—	—	520
Amortization of purchased intangible assets	896	1,511	3,133	2,910

Total cost and expenses	16,319	17,825	49,065	44,485

Operating income	5,654	1,094	14,338	4,540
Other income, net	445	614	1,127	992

Income before (benefit)/provision for income taxes	6,099	1,708	15,465	5,532
(Benefit)/provision for income taxes	(130)	274	741	727

Net income	$6,229	$1,434	$14,724	$4,805

Net income per share - basic	$0.27	$0.07	$0.65	$0.26

Net income per share - diluted	$0.25	$0.06	$0.59	$0.23

Shares used in per share calculation - basic	23,113	20,359	22,722	18,447

Shares used in per share calculation - diluted	25,387	22,873	24,866	20,634

(1) Includes stock-based compensation expense of:	52	150	225	209

Artisan Components, Inc.

Reconciliation of GAAP to Pro Forma Net Income

(In thousands, except per share information)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2004	2003	2004	2003
Net income	$6,229	$1,434	$14,724	$4,805

Adjustments to reported net income to arrive at pro forma results:
Add: amortization of purchased intangible assets from acquisitions	896	1,511	3,133	2,910
Add: deferred stock-based compensation expense	52	150	225	209
Add: in-process research and development	—	—	—	520
Pro forma tax adjustment	(2,948)	(1,074)	(6,788)	(2,941)

Pro forma net income	$4,229	$2,021	$11,294	$5,503

Pro forma net income per share - basic	$0.18	$0.10	$0.50	$0.30

Pro forma net income per share - diluted	$0.17	$0.09	$0.45	$0.27

Shares used in per share calculation - basic	23,113	20,359	22,722	18,447

Shares used in per share calculation - diluted	25,387	22,873	24,866	20,634